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                                                                     Exhibit 5.1


                       [LETTERHEAD OF PROSKAUER ROSE LLP]
                                                          September 5, 2002

Gray Television, Inc.
4370 Peachtree Road, NE
Atlanta, Georgia 30319

Ladies and Gentlemen:

      We have acted as special counsel to Gray Television, Inc., a Georgia corporation (the "Company"), and those certain Subsidiary Guarantors that are Delaware corporations or limited partnerships and listed on Exhibit A attached hereto (the "Delaware Guarantors") in connection with the proposed offer by the Company of $100.0 million principal amount of its 9 1/4% Senior Subordinated Notes due 2011 that have been registered under the Securities Act of 1933, as amended (the "Offered Notes").

      In rendering this opinion, we have examined and relied upon executed originals, counterparts or copies of such documents, records and certificates (including certificates of public officials and officers of the Company and the Delaware Guarantors) as we considered necessary or appropriate for enabling us to express the opinions set forth below. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies.

      Based upon and subject to the foregoing, we are of the opinion that when the Offered Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the indenture, as defined in the Company's Prospectus Supplement dated September 5, 2002 (the "Prospectus Supplement") supplementing the Registration Statement on Form S-3 (Registration No. 333-88694) filed with the Securities and Exchange Commission on May 20, 2002 and amended on July 15, 2002 (collectively, "the Registration Statement") as filed with the Securities and Exchange Commission under the Securities Act, each Guarantee of a Delaware Guarantor will constitute the valid and legally binding obligation of the Delaware Guarantor party thereto, enforceable against such Delaware Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally and subject to general principles of equity.

      In connection with our opinion above, we have assumed the adequacy of the consideration that supports the agreements of the Delaware Guarantors and the solvency and adequacy of capital of each of the Delaware Guarantors.

      This opinion is limited to the federal law of the United States, the Delaware General Corporation Law, the Delaware Revised Uniform Limited Partnership Act and the laws of the state of New York.

      We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to Form 8-K. We also consent to the reference to this firm under the caption "Legal Matters" in the Registration Statement and the Prospectus Supplement.


                                                Very truly yours,


                                                /s/ Proskauer Rose LLP
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                                                                      Exhibit A

                              Delaware Guarantors


           Company
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KOLN/KGIN, Inc.
WEAU Licensee Corp.
KOLN/KGIN License, Inc.
WJHG Licensee Corp.
WCTV Licensee Corp.
WVLT Licensee Corp.
WRDW Licensee Corp.
WITN Licensee Corp.
WKYT Licensee Corp.
WYMT Licensee Corp.
KWTX-KBTX Licensee Corp.
KXII Licensee Corp.
Gray Television Management, Inc.
Gray MidAmerica Holdings, Inc.
Gray Publishing, Inc.
Gray Digital, Inc.
KWTX-KBTX LP Corp.
KXII LP Corp.
Porta-Phone Paging Licensee Corp.
KXII L.P.
KWTX-KBTX L.P.